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                                                                  EXHIBIT (A)(5)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            TRIANGLE PACIFIC CORP.
                                      AT
                         $55.50 NET PER SHARE IN CASH
                                      BY
                           SAPLING ACQUISITION, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                       ARMSTRONG WORLD INDUSTRIES, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, JULY 17, 1998, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated June 19, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") relating to the offer by Sapling Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Armstrong World Industries, Inc., a Pennsylvania corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Triangle Pacific Corp., a Delaware corporation (the "Company"), at a price of $55.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES AND RIGHTS CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES AND RIGHTS HELD BY US FOR YOUR ACCOUNT.

  Accordingly, we request instructions as to whether you wish to have us tender, on your behalf, any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Please note the following:

    1. The tender price is $55.50 per Share, net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Board of Directors of the Company has unanimously (with one member being absent) approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that the stockholders of the Company accept the Offer and tender their Shares.

    3. The Offer is being made for all outstanding Shares.

    4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 12, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each issued and outstanding Share (other than Shares owned
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  directly or indirectly by the Parent, Purchaser or any of their subsidiaries or by the Company as treasury stock, or by stockholders, if any, who are entitled to and who properly exercise rights of appraisal (if any) under Delaware law) will be converted into the right to receive $55.50 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    5. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares, which would constitute at least a majority of the outstanding Shares of the Company (determined on a fully diluted basis),
  (2) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (3) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement.

    6. Parent and the Purchaser have entered into a Stock Tender Agreement, dated as of June 12, 1998 with certain principal stockholders of the Company (the "Stockholders"), pursuant to which each Stockholder has agreed to tender into the Offer all the Shares that such Stockholder owns, so long as the Board of Directors of the Company, Parent or Purchaser has not terminated the Merger Agreement. These Shares represent approximately 35% of the outstanding Shares (determined on a fully-diluted basis) as of June 9, 1998.

    7. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

    8. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, July 17, 1998, unless the Offer is extended in accordance with the terms of the Merger Agreement.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share Certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at the Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or Book Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                            TRIANGLE PACIFIC CORP.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 19, 1998, and the related Letter of Transmittal in connection with the offer by Sapling Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Armstrong World Industries, Inc., a Pennsylvania corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Triangle Pacific Corp., a Delaware corporation (the "Company").

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered:      Date:____________________________________

SIGN HERE

Signature(s)___________________________________________________________________
Print Name(s)__________________________________________________________________
Print Address(es)______________________________________________________________
Area Code and Telephone Numbers________________________________________________
Telephone Number(s)____________________________________________________________
Taxpayer Identification________________________________________________________
or Social Security Number(s)___________________________________________________

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